    As filed with the Securities and Exchange Commission on January 28, 2000
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                             TELENETICS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

        CALIFORNIA                                             33-0061894
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                               25111 ARCTIC OCEAN
                          LAKE FOREST, CALIFORNIA 92630
                                 (949) 455-4000
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                               ------------------

      MICHAEL ARMANI, PRESIDENT                              COPIES TO:
    AND CHIEF EXECUTIVE OFFICER                         LARRY A. CERUTTI, ESQ.
      TELENETICS CORPORATION                         CRISTY LOMENZO PARKER, ESQ.
         25111 ARCTIC OCEAN                               RUTAN & TUCKER, LLP
   LAKE FOREST, CALIFORNIA 92630                     611 ANTON BLVD., SUITE 1400
           (949) 455-4000                           COSTA MESA, CALIFORNIA 92626
(Name, Address, Including Zip Code, and                    (714) 641-3450
     Telephone Number, Including
  Area Code, of Agent for Service)
                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

 Title of Each Class of        Amount To Be       Proposed Maximum Offering          Proposed Maximum               Amount of
       Securities             Registered(1)          Price Per Share(2)         Aggregate Offering Price(2)     Registration Fee
    To Be Registered
=================================================================================================================================

Common Stock,                4,218,600 shares          $4.66                     $19,658,676.00                       $5,189.89
no par value
=================================================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of determining the registration fee. Calculated pursuant to Rule 457(c), on the basis of the average of the high and low prices per share as reported for such securities by the OTC Electronic Bulletin Board on January 24, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

                  SUBJECT TO COMPLETION DATED JANUARY 28, 2000

                             TELENETICS CORPORATION

                        4,218,600 SHARES OF COMMON STOCK

         The 4,218,600 shares of our company's common stock, no par value, offered hereby are being offered by certain of our security holders. Our common stock trades on the NASD's OTC Bulletin Board under the symbol "TLNT."

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         The information in this prospectus is not complete and may be changed. The securities offered hereby may not be sold until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               ___________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  This Prospectus is dated        , 2000

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC filings are available to the public over the Internet at the SEC's website at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606 and Northeast Regional Office at 7 World Trade Center, New York, New York 10048. You can also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling security holders will not make an offer of the shares being offered hereby in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we will file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

         o Transition Report on Form 10-KSB for the nine months ended December 31, 1998.

         o         Quarterly Report on Form 10-QSB for the quarter ended March
                   31, 1999.

         o         Quarterly Report on Form 10-QSB for the quarter ended June
                   30, 1999.

         o Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.

         o Quarterly Report on Form 10-QSB/A No. 1 for the quarter ended September 30, 1999.

         o         Current Report on Form 8-K filed with the SEC on January 13,
                   1999.

         o         Current Report on Form 8-K filed with the SEC on January 22,
                   1999.

         o         Current Report on Form 8-K filed with the SEC on July 15,
                   1999.

         o         Current Report on Form 8-K filed with the SEC on January 21,
                   2000.

         We also incorporate by this reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Documents filed with the SEC after the date of this prospectus are made a part of this prospectus as of the date such documents are filed with the SEC.

         Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes such statement. If any statement is so modified or superseded, it does not constitute a part of this prospectus, except as so modified or superseded.

         You may request a copy of the documents incorporated by reference in this prospectus, other than exhibits to such documents, at no cost, by writing to or telephoning us at the following address:

                               Telenetics Corporation
                               Attention: David Stone, Chief Financial Officer 25111 Arctic Ocean
                               Lake Forest, California 92630
                               (949) 455-4000

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase any shares of our common stock.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT WHICH MAY CONTINUE IN THE FUTURE AND WHICH MAY ADVERSELY IMPACT OUR BUSINESS AND OUR SHAREHOLDERS

         We have incurred net losses in each fiscal year since our inception, with the exception of the fiscal year ended March 31, 1998, in which we realized nominal net income of $93,654. For the nine month transition period ended December 31, 1998, we reported a net loss of $249,306. Our accumulated deficit through December 31, 1998 was $11,610,638, and as of that date we had a total shareholders' deficit of $508,256. We realized net income of $3,065 for the nine month period ended September 30, 1999, as compared to incurring a net loss of $584,367 for the nine month period ended September 30, 1998. We incurred a net loss of $268,416 for the three month period ended September 30, 1999, as compared to a net loss of $305,646 for the three month period ended September 30, 1998. We realized net income of $271,481 for the six month period ended June 30, 1999, incurred a net loss of $128,952 for the three month period ended June 30, 1999, realized net income of $380,260 for the three month period ended December 31, 1998 and incurred a net loss of $323,920 for the three month period ended June 30, 1998. Our accumulated deficit through September 30, 1999 was $11,625,586, and as of that date, we had shareholders' equity of $1,777,801. These losses may continue in the future, and therefore we cannot assure you that we will ever maintain profitable operations in the future.

WE MAY NEED AND BE UNABLE TO OBTAIN ADDITIONAL FUNDING ON SATISFACTORY TERMS, WHICH COULD DILUTE OUR SHAREHOLDERS OR IMPOSE BURDENSOME FINANCIAL RESTRICTIONS ON OUR BUSINESS

         Historically, we have relied upon cash from financing activities to fund most of the cash requirements of our company's operating and investing activities. Although we have been able to generate some cash from our operating activities in the past, we cannot assure you that we will be able to continue to do so in the future. We do not believe that cash flow from operations and our revolving line of credit with Celtic Capital Corporation alone will be adequate to fund all of our operations for the next twelve months. We will require additional sources of liquidity through debt and/or equity financing. Any future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. Any future financing may also dilute existing shareholders. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY NEGATIVELY IMPACT OUR STOCK PRICE

         Our quarterly results have varied significantly in the past and will likely continue to do so in the future due to a variety of factors, many of which are beyond our control, including the timing and nature of revenues from product sales that are recognized during any particular quarter, the impact of price competition on our average selling prices, the availability and pricing of components for our products, market acceptance of new product introductions by us and our competitors, the timing of expenditures in anticipation of future sales, product returns, the financial health of our customers, the overall state of the modem and wireless communication and device products industry and economic conditions generally. The volume and timing of orders received during a quarter are difficult to forecast. As a result, it is likely that in some future periods our operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would likely be materially and adversely affected.

OUR LACK OF DIVERSIFICATION MAY AFFECT OUR BUSINESS IF DEMAND IS REDUCED

         Our business is primarily centered on the sale of modems and similar data communication devices, which typically accounts for over 90% of our total revenues. Although our customers typically standardize the unique or special components that are manufactured for them by or through us to be incorporated in the customers' end product, in most cases we do not have long-term contracts with our customers. Accordingly, we are highly dependent on the successful sales of these types of products. A significant reduction in sales of these products resulting from changes in the industry, including the entry of new competitors into the market, from the introduction of new or improved technology or an unanticipated shift in the needs of our customers, or for other reasons, would have a material adverse effect on our business, prospects, financial condition and results of operations.

WE RELY ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS, AND THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION

         We derive a significant portion of our revenues from a relatively limited number of customers. We anticipate that our five or six largest customers will continue to account for the majority of our revenues for the foreseeable future. The loss of any one or more of these major customers would likely have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO OBTAIN COMPONENTS OF OUR PRODUCTS FROM OUTSIDE SUPPLIERS

         The major components of our products include circuit boards, microprocessors, chipsets and memory components. Most of these components are available from multiple sources. However, certain components used in our products are currently obtained from single or limited sources. Certain modem chipsets used in our company's data communications products have been in short supply and are frequently on allocation by semiconductor manufacturers. Similar to others in the modem industry, we have, from time to time, experienced difficulty in obtaining certain components. Our company does not have guaranteed supply arrangements with any of our suppliers, and there can be no assurance that these suppliers will continue to meet our requirements. Shortages of components could not only limit our production capacity but also could result in higher costs due to the higher costs of components in short supply or the need to utilize higher cost substitute components. An extended interruption in the supply of any of these components or a reduction in their quality or reliability would have a material adverse effect on our financial condition and results of operations. While we believe that with respect to our single source components we could obtain similar components from other sources, we could be required to alter product designs to use alternative components. There can be no assurance that severe shortages of components will not occur in the future that could increase the cost or delay the shipment of our products and have a material adverse effect on our financial condition and results of operations. Significant increases in the prices of these components could also have a material adverse effect on our results of operations because we may not be able to adjust product pricing to reflect the increases in component costs.

WE RELY HEAVILY ON OUR KEY EMPLOYEES, AND THE LOSS OF THEIR SERVICES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         Our success is highly dependent upon the continued services of key members of our management, including our Chairman of the Board, President and Chief Executive Officer, Michael A. Armani, and our Chief Financial Officer, David Stone. The loss of either Mr. Armani or Mr. Stone or one or more other key members of management could have a material adverse effect on our company. We have not entered into any employment agreement with Mr. Armani or any other executive officer of our company other than a written employment offer with Mr. Stone. We do not maintain key-man life insurance policies on any member of management.

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE, AND OUR GROWTH PROSPECTS COULD BE MATERIALLY AND ADVERSELY AFFECTED IF WE ARE UNSUCCESSFUL IN OUR EFFORTS TO COMPETE

         The modem and wireless communication and device products industry is intensely competitive and characterized by rapid technological advances and changes in industry standards, resulting in constant pricing pressures. These changes also result in frequent introductions of new products with added capabilities and features, and continuous improvements in the relative functionality and price of modems and other data communications products. If we were to fail to keep pace with technological advances, our competitive position and results of operations would be adversely affected.

         Although management believes that our products are marketed and sold primarily within a relatively narrow scope of market segments with only a handful of known direct competitors, such as CellNet, Itron, eT Communication, Dataforth (Europe), Teltone, Dymec and Cermeteck, our competitors in the general modem and data communications products industry include many large, well-known companies such as Boca Research, Zoom Telephonics, Inc., Diamond Multimedia, GVC, Global Village, Motorola, Newcom and 3Com Corp. These companies and some of our other existing competitors have significantly more financial, engineering, product development, manufacturing and marketing resources than our company. Although we are not aware of any announcements or published plans of any of these companies to enter into the industrial automation modem markets, any of these companies could enter one or more of our markets at any time. The entry into the industrial automation modem markets by one or more of these companies would likely have a material adverse effect on our competitive position and results of operations. In addition, the difficult modem environment during the past several years may bring on a period of consolidation that has possible benefits, but also has risks.

         Our products compete on the basis of product features, price, quality, reliability, brand name recognition, product breadth, developed sales channels, product documentation, product warranties and technical support and service. We believe that we are competitive in each of these areas. However, there can be no assurance that competitors will not introduce comparable or superior products incorporating more advanced technology at lower prices, or that other changes in market conditions or technology will not adversely affect our ability to compete successfully in the future.

BECAUSE WE BELIEVE THAT PROPRIETARY RIGHTS ARE MATERIAL TO OUR SUCCESS, MISAPPROPRIATION OF THESE RIGHTS OR CLAIMS OF INFRINGEMENT OR LEGAL ACTIONS RELATED TO INTELLECTUAL PROPERTY COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION

         We do not hold any patents. We currently rely on a combination of contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. Historically, management of our company believed that because of the rapid pace of technological change in the modem and wireless communication and device products industry, the legal intellectual property protection for our company's products is a less significant factor in our success than the knowledge, abilities and experience of our employees, the frequency of our product enhancements, the effectiveness of our marketing activities and the timeliness and quality of our support services. However, we now believe that several of our current products and some products in development could benefit from patent protection. Accordingly, we have retained the services of a patent and trademark law firm to file patent applications for those products with the U.S. Patent and Trademark Office and have several patents pending. Although we rely to a great extent on trade secret protection for much of our technology, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors or customers will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology.

         We own, license or have otherwise obtained the right to use certain technologies incorporated in our products, including certain technology we acquired through our recent acquisition of eflex Wireless, Inc. In addition, we purchase modem chipsets that incorporate sophisticated modem technology. Although we have not to date received any infringement claims, we may in the future receive infringement claims from third parties relating to our products and technologies. In such event, we intend to investigate the validity of any such claims and, if we believe the claims have merit, we intend to respond through licensing or other appropriate actions. Certain of these claims may relate to technology included in modem chipsets or other components purchased by us from third party vendors for incorporation into our products. In such event, we would forward these claims to the appropriate vendor. If we or our component manufacturers were unable to license or otherwise provide any such necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against us, all of which could have a material adverse effect on our business, prospects, financial condition and results of operations.

THERE ARE RISKS THAT OUR PRODUCTS MAY BE RETURNED BY OUR CUSTOMERS

         We are exposed to the risk of product returns from our customers as a result of returns due to defective products or product components. Returned used products are tested, repaired and used as warranty replacements. Products returned to us due to faulty work by our subcontractors are returned to the subcontractors for credit against future purchase orders. Historically, product returns have not had a material impact on our operations or financial condition. While we believe that product returns should not be material in future periods, it is expected that a relatively modest number of returns will continue. However, there can be no assurance that significant levels of product returns will not occur in the future, which may have a material adverse effect on our operations.

OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD IMPAIR OUR BUSINESS

         Our strategy envisions a period of rapid growth that may put a strain on our administrative and operational resources. While we believe that we have established a significant infrastructure to support growth, our ability to effectively manage growth will require us to continue to expand the capabilities of our operational and management systems and to attract, train, manage and retain qualified engineers, technicians, salesperson and other personnel. There can be no assurance that we will be able to do so. If we are unable to successfully manage our growth, our business, prospects, financial condition and results of operations could be adversely affected.

OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY WHICH COULD RESULT IN LITIGATION AGAINST US

         The trading prices of our common stock could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, material announcements of technological innovations, price reductions, significant customer orders or establishment of strategic partnerships by us or our competitors or providers of alternative products, general conditions in the modem and data communications industry, or other events or factors, many of which are beyond our control. In addition, the stock market as a whole and individual stocks have experienced extreme price and volume fluctuations, which have often been unrelated to the performance of the related corporations. Our operating results in future quarters may be below the expectations of market makers, securities analysts and investors. In any such event, the price of our common stock will likely decline, perhaps substantially. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to our company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Any adverse determination in such litigation could also subject us to substantial liabilities.

OUR FAILURE AND THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculations. We have performed a review of our internal systems to identify and resolve the effect of Year 2000 software issues on the integrity and reliability of our financial and operational systems.

         Based on this review, our management believes that our internal systems are substantially compliant with Year 2000 issues. In addition, we are also communicating with our principal service providers to ensure Year 2000 issues will not have an adverse impact on us. If we, and third parties upon which we rely, are unable to address this issue in a timely manner, it could result in a material financial risk to us. In order to assure that this does not occur, we plan to devote all resources required to resolve any significant Year 2000 issues in a timely manner. To date, we have not experienced any adverse effects of the Year 2000 issue.

BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq). Historically, our common stock has had a price of less than $5.00 and thus has been subject to the penny stock rules. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

                           FORWARD-LOOKING STATEMENTS

         Some statements contained in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not historical facts. When used in this Prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements.

                  RESALES OF SHARES COVERED BY THIS PROSPECTUS


         This prospectus covers the resale of 4,218,600 shares of our company's common stock that are held or issuable as follows:
Shares presently held by selling security holders:                               817,600

Shares issuable to 19 selling security holders who purchased our 10%
Subordinated Unsecured Promissory Notes due 2001 in a private transaction, upon exercise of accompanying outstanding warrants to
purchase our company's common stock at a price of $1.75 per share:             1,250,000

Shares issuable to two selling security holders who purchased our 10%
Subordinated Unsecured Promissory Notes due 2000 in a private transaction, upon exercise of accompanying warrants to purchase our
company's common stock at a price of $1.00 per share:                             20,000

Shares issuable to 14 selling security holders who are employees or consultants to our company upon exercise of options to purchase our
company's common stock at varying exercise prices:                             2,131,000

                                                                       Total:  4,218,600

         This prospectus does not cover the sale or other transfer of options or warrants or the issuance of shares of common stock to holders of options or warrants upon exercise. If a selling security holder transfers such holder's warrants or options prior to exercise, the transferee of the warrants or options may not sell the shares of common stock issuable upon exercise of the warrants or options pursuant to this prospectus unless this prospectus is appropriately amended or supplemented by us.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of our company's common stock offered hereby by the selling security holders. In the event that options or warrants to purchase common stock are exercised, we may receive proceeds from such exercise. We intend to use the proceeds received from the exercise of the options or warrants, if any, for general corporate purposes.

         All of the options and warrants contain anti-dilution and adjustment provisions providing for the adjustment of the underlying shares and/or the exercise price upon the occurrence of certain events, including recapitalizations, reclassifications, share dividends, share splits or combinations, mergers or acquisitions or similar transactions. In the event of the liquidation, dissolution or winding up of our company, holders of the options and warrants will not be entitled to receive any of our assets available for distribution to the holders of common stock.

         In the event of any reclassification, capital reorganization or other similar change of our outstanding common stock, any consolidation or merger involving our company (other than a consolidation or merger which does not result in any reclassification, capital reorganization or other similar change in the outstanding common stock) or a sale or conveyance to another corporation of all or substantially all of the property of our company, each of the options and warrants will thereupon become exercisable for the kind and number of shares of stock or other securities, assets or cash to which a holder of the number of shares of common stock issuable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such option or warrant would have been entitled upon such reclassification, reorganization, consolidation, merger or sale. However, this prospectus covers only our common stock, and any other securities received upon exercise of the options and warrants are not covered hereby.

         For the life of the options and warrants, the holders thereof have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon the exercise of the options and warrants. The holders of the options and warrants may be expected to exercise at times when the exercise price is less than the market price for our common stock, with resulting dilution in the interests of our shareholders. Further, the terms on which we could obtain additional capital during the life of the options and warrants may be adversely affected.

                            SELLING SECURITY HOLDERS

         The following table sets forth certain information as of January 25, 2000, with respect to each selling security holder for whom we are registering shares for resale to the public. We will not receive any of the proceeds from the sale of the shares by the selling security holders hereunder.

                                    SHARES OF COMMON            SHARES OF COMMON             SHARES OF COMMON
           NAME OF                 STOCK BENEFICIALLY             STOCK BEING               STOCK BENEFICIALLY
           SELLING                   OWNED PRIOR TO             OFFERED PURSUANT                OWNED AFTER
       SECURITY HOLDER              THIS OFFERING(1)           TO THIS PROSPECTUS               OFFERING(2)
     ------------------            ------------------          ------------------           ------------------
                                      NUMBER        PERCENT                                 NUMBER       PERCENT
                                      ------        -------                                 ------       -------

William C. Saunders                2,516,179(3)      17.73%        168,750(4)              2,347,429       16.54%
Terry S. Parker                    2,516,179(3)      17.73%        168,750(4)              2,347,429       16.54%
Saunders & Parker, Inc.            1,100,000(5)       8.50%        600,000(6)                500,000        3.86%
Dolphin Offshore Partners, L.P.    1,050,000(7)       8.41%        250,000(8)                800,000        6.40%
George Levy                          415,302(9)       3.48%         25,000(8)                390,302        3.27%
Edward L. Didion                     387,500(10)      3.26%        487,500(11)                  -           -
Interfirst Capital Corporation       300,000(12)      2.47%        300,000(12)                  -           -
Frank R. Ribelin                     262,500(13)      2.17%        262,500(13)                  -           -
John D. McLean                       175,000(14)      1.47%        375,000(15)                  -           -
Arnold Poliskin                      162,000(16)      1.36%        100,000(17)                62,000        *
David L. Stone                       155,000(18)      1.29%        100,000(8)                 55,000        *
Jerry D. Moen, Trustee, and
 Dorothy L. Moen, Trustee            154,571(19)      1.30%         50,000(8)                104,571        *
Yael Elpeleg                         150,000(8)       1.25%        150,000(8)                   -           -
Margaret Fisher and Mark
 Schlossberg                         127,000(20)      *            100,000(8)                 27,000        *
Shadow Capital, LLC                  107,142(21)      *             50,000(8)                 57,142        *
Charles A. Wittwer TTEE,
 Margaret Wittwer, Wittwer Family
 Trust UA08-18-92                    100,000(8)       *            100,000(8)                   -           -
Michael Taglich POA TagKent
 Partners                             80,039(22)      *             37,500(8)                 42,539        *
Philip M. Stone                       75,000(8)       *             75,000(8)                   -           -
Bradley L. Jacobs                     70,000(23)      *             50,000(8)                 20,000        *
Donald F. Mehlhoff                    50,000(8)       *             50,000(8)                   -           -
Francis M. Chan                       49,284(4)       *              3,175(4)                 46,109        *
Rutan & Tucker, LLP                   34,425(24)      *             34,425(24)                  -           -
T. Keith Odom                         33,333(6)       *            100,000(25)                  -           -
Estate of Drew Lance                  49,313(26)      *             16,000(27)                33,313        *
Bruce W. Barren                       30,000(28)      *             30,000(28)                  -           -
Alex G. Sieben                        25,000(8)       *             25,000(8)                   -           -
Mike A. Guendling                     25,000(8)       *             25,000(8)                   -           -
Michael Elliott Rubin
 SSB IRA Custodian
 Acct. 353-44232-1-9-752              25,000(8)       *             25,000(8)                   -           -
Michael Tittle                        25,000(8)       *             25,000(8)                   -           -
Manoo Boonsiri                        25,000(8)       *             25,000(8)                   -           -
Stansbury-Kennedy                     25,000(8)       *             25,000(8)                   -           -
Robert W. Way                         20,000(29)      *            100,000(30)                  -           -
Paul and Mariann Springer             10,000(31)      *             10,000(31)                  -           -
Hobart Teneff                         10,000(31)      *             10,000(31)                  -           -
Mikko J. Oijala                        6,000(32)      *             30,000(33)                  -           -
Robert W. Frankland                    5,000(34)      *             25,000(35)                  -           -
Ferdinand J. Pirnat, Jr.               5,000(36)      *             10,000(37)                 1,000        *
James G. Gaston                         -             -            100,000(38)                  -           -
Donald E. Johnson                       -             -            100,000(39)                  -           -

---------------
   *     Less than 1%.
  (1) Based on an aggregate of 11,842,063 shares of common stock issued and outstanding as of January 25, 2000. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote and subject to applicable community property laws, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the SEC or information provided to our company by such beneficial owners.

  (2)    Assumes that all of the shares are sold pursuant to this prospectus.

  (3) The selling security holder is an advisor to our company's board of directors. Represents (i) 500,000 shares of common stock pledged by Michael A. Armani, a director and the President and Chief Executive Officer of our company, in favor of Saunders & Parker, Inc., a company for which the selling security holder is co-president, a director and a 50% shareholder, as security for repayment by our company of a promissory note made by our company in favor of Saunders & Parker, Inc. in connection with our company's acquisition of all of the outstanding capital stock of eflex Wireless, Inc., (ii) 600,000 shares of common stock underlying an option with an initial exercise price of $1.75 granted to Saunders & Parker, Inc. in connection with a consulting agreement with our company, (iii) 168,750 shares of common stock held by the selling security holder and (iv) 1,247,429 shares that may be issued in connection with the eflex Wireless, Inc. acquisition.

  (4) Entire amount represents shares of common stock held by the selling security holder.

  (5) The selling security holder is a consultant to our company. William C. Saunders and Terry S. Parker share voting and dispositive power. Represents (i) 500,000 shares of common stock pledged by Michael A. Armani, a director and the President and Chief Executive Officer of our company, as security for repayment by our company of a promissory note made by our company in favor of the selling security holder in connection with our company's acquisition of all of the outstanding capital stock of eflex Wireless, Inc. and (ii) 600,000 shares of common stock underlying an option with an initial exercise price of $1.75 granted in connection with the consulting agreement between the selling security holder and our company.

  (6) Entire amount represents shares of common stock underlying an option with an initial exercise price of $1.75.

  (7) Peter E. Salas, the general partner of the selling security holder, has sole voting and dispositive power. Represents (i) 250,000 shares of common stock underlying a warrant with an initial exercise price of $1.75, (ii) 400,000 shares of common stock underlying a warrant with an initial exercise price of $1.75 and (iii) 400,000 shares of common stock held by the selling security holder.

  (8) Entire amount represents shares of common stock underlying a warrant with an initial exercise price of $1.75.

  (9)    The selling security holder is a director of our company. Represents
         (i) 25,000 shares of common stock underlying a warrant with an initial exercise price of $1.75, (ii) 52,500 shares of common stock underlying a warrant with an initial exercise price of $1.75, (iii) 317,802 shares of common stock held by the selling security holder directly or through a trust, (iv) 10,000 shares of common stock held by the spouse of the selling security holder and (v) 10,000 shares of common stock underlying an option with an initial exercise price of $1.3125.

  (10)   The selling security holder is an employee of our company. Represents
         (i) 337,500 shares of common stock held by the selling security holder and (ii) 50,000 shares of common stock underlying an option with an initial exercise price of $1.75.

  (11) Represents (i) 337,500 shares of common stock held by the selling security holder and (ii) 150,000 shares of common stock underlying an option with an initial exercise price of $1.75, of which 50,000 shares are vested and exercisable.

  (12) The selling security holder is a financial advisor and consultant to our company. Represents 300,000 shares of common stock underlying an option with an initial exercise price of $1.75.

  (13)   The selling security holder is an employee of our company. Represents
         (i) 200,000 shares of common stock underlying an option with an initial exercise price of $1.50 and (ii) 62,500 shares of common stock underlying a warrant with an initial exercise price of $1.75.

  (14)   The selling security holder is an employee of our company. Represents
         (i) 75,000 shares of common stock held by the selling security holder and (ii) 100,000 shares of common stock underlying an option with an initial exercise price of $1.75.

  (15) Represents (i) 75,000 shares of common stock held by the selling security holder and (ii) 300,000 shares of common stock underlying an option with an initial exercise price of $1.75, of which 100,000 shares are vested and exercisable.

  (16)   The selling security holder is a consultant to our company. Represents
         (i) 62,000 shares of common stock held by the selling security holder and (ii) 100,000 shares of common stock underlying an option with an initial exercise price of $0.75.

  (17) Entire amount represents shares of common stock underlying an option with an initial exercise price of $0.75.

  (18) The selling security holder is the Chief Financial Officer and Secretary of our company. Represents (i) 100,000 shares of common stock underlying a warrant with an initial exercise price of $1.75, (ii) 30,000 shares of common stock underlying an option with an initial exercise price of $1.3125 and (iii) 25,000 shares of common stock underlying an option with an initial exercise price of $0.71.

  (19) Represents (i) 50,000 shares of common stock underlying a warrant with an initial exercise price of $1.75, (ii) 15,000 shares of common stock underlying a warrant with an initial exercise price of $1.75 and (iii) 89,571 shares of common stock held by the selling security holder.

  (20) Represents (i) 27,000 shares of common stock held by the selling security holder and (ii) 100,000 shares of common stock underlying a warrant with an initial exercise price of $1.75.

  (21) Represents (i) 50,000 shares of common stock underlying a warrant with an initial exercise price of $1.75, (ii) 28,571 shares of common stock underlying a warrant with an initial exercise price of $1.75 and (iii) 28,571 shares of common stock held by the selling security holder.

  (22) Mr. Taglich is a principal of Taglich Brothers, D'Amadeo, Wagner & Company, Inc., which is an NASD registered broker-dealer that acted as placement agent for our company in connection with our company's private placement of preferred stock in April 1999. Represents (i) 14,286 shares of common stock underlying a warrant with an initial exercise price of $1.75 held by Mr. Taglich, (ii) 14,286 shares of common stock held by Mr. Taglich, (iii) 13,967 shares of common stock underlying a warrant with an initial exercise price of $1.75 held by Mr. Taglich and (iv) 37,500 shares of common stock underlying a warrant with an initial exercise price of $1.75 held by Mr. Taglich under a power of attorney pursuant to which he has sole voting and dispositive power over such shares.

  (23) The selling security holder is an advisor to our company's board of directors. Represents (i) 50,000 shares of common stock underlying a warrant with an initial exercise price of $1.75 and (ii) 20,000 shares of common stock underlying an option with an initial exercise price of $2.18 which are scheduled to vest and become exercisable on February 11, 2000.

  (24) The selling security holder serves as legal counsel to our company in various matters. Entire amount represents shares of common stock held by the selling security holder.

  (25) Represents 100,000 shares of common stock underlying an option with an initial exercise price of $1.75, of which 33,333 shares are vested and exercisable.

  (26) Mr. Lance is a deceased employee of our company. Represents (i) 33,313 shares of common stock held by the selling security holder and (ii) 16,000 shares of common stock underlying an option with an initial exercise price of $1.60.

  (27) Entire amount represents shares of common stock underlying an option with an initial exercise price of $1.60.

  (28) The selling security holder is a consultant to our company. Entire amount represents shares of common stock issued to the selling security holder in connection with our consulting arrangement.

  (29) The selling security holder is an employee of our company. Entire amount represents shares of common stock underlying an option with an initial exercise price of $1.65.

  (30) Entire amount represents shares of common stock underlying an option with an initial exercise price of $1.65, of which 20,000 shares are vested and exercisable.

  (31) Entire amount represents shares of common stock underlying a warrant with an exercise price of $1.00.

  (32) The selling security holder is an employee of our company. Entire amount represents shares of common stock underlying an option with an initial exercise price of $1.25.

  (33) Entire amount represents shares of common stock underlying an option with an initial exercise price of $1.25, of which 6,000 shares are vested and exercisable.

  (34) The selling security holder is an employee of our company. Entire amount represents shares of common stock underlying an option with an initial exercise price of $1.25.

  (35) Entire amount represents shares of common stock underlying an option with an initial exercise price of $1.25, of which 5,000 shares are vested and exercisable.

  (36)   The selling security holder is an employee of our company. Represents
         (i) 1,000 shares of common stock held by the selling security holder and (ii) 4,000 shares of common stock underlying an option with an initial exercise price of $1.25.

  (37) Entire amount represents shares of common stock underlying an option with an initial exercise price of $1.25, of which 4,000 shares are vested and exercisable.

  (38) Entire amount represents shares of common stock underlying an option with an initial exercise price of $1.90, of which no shares are scheduled to become vested and exercisable within 60 days after January 25, 2000.

  (39) Entire amount represents shares of common stock underlying an option with an initial exercise price of $1.05, of which no shares are scheduled to become vested and exercisable within 60 days after January 25, 2000.

         We will prepare and file such amendments and supplements to the registration statement of which this prospectus is a part as may be necessary in accordance with the rules and regulations of the Securities Act of 1933, as amended (the "Securities Act"), to keep it effective until the earlier to occur of (i) the date as of which all shares offered hereby may be resold in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, including without limitation, pursuant to Rule 144 under the Securities Act or (ii) the date as of which all shares offered hereby have been resold. We have agreed to pay the expenses, other than broker discounts and commissions, if any, in connection with this prospectus.


                              PLAN OF DISTRIBUTION

         We have no specific information concerning whether or when any offers or sales of shares of our common stock covered by this prospectus will be made, or if made, what the price, terms or conditions of any such offers or sales will be. Based on information available to us, it is our understanding that the selling security holders may offer and sell the shares of common stock in one or more transactions either:

         o by one or more broker-dealers as agents for the selling security holders at a price or prices related to the then current market price of the common stock on the OTC Bulletin Board, with such commission to be paid by the selling security holders to the broker-dealers as shall be agreed upon by them;

         o by the selling security holders to the broker-dealers (for resale by the broker-dealers as principals) at a price or prices related to the then current market price of our common stock, less such discount, if any, as shall be agreed upon by the selling security holders and the broker-dealers;

         o directly, at prices and on terms to be determined at the time of sale; or

         o by a combination of the methods described above. In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in resales. The shares of common stock offered hereby may also be offered or sold as described above by pledgees, donees, transferees, or other successors in interest to the selling security holders, subject to any appropriate amendment or supplement to this prospectus.

         In connection with distributions of the shares of common stock or otherwise, the selling security holders may sell shares of common stock short and redeliver the shares of common stock to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of common stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling security holders may also loan or pledge the shares of common stock registered hereunder to a broker-dealer, and the broker-dealer may sell the shares of common stock so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

         We have agreed to indemnify certain selling security holders and each of such selling security holder's officers, directors and partners and any person who controls such selling security holder against liabilities under the Securities Act, and to contribute to payments such selling security holder and such persons may be required to make in respect thereof. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities under the Securities Act.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling security holders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold pursuant to such provisions rather than pursuant to this prospectus. The selling security holders also may be considered "underwriters" within the meaning of the Securities Act.

         We will bear the expense of preparation and filing of the registration statement (of which this prospectus is a part) and certain other expenses. Commissions and discounts, if any, attributable to the sale of the shares of common stock offered hereby will be borne by the selling security holders.

                                LEGAL PROCEEDINGS

         On October 18, 1999, we initiated an action in the Orange County Superior Court, Central (Case No. 815922) by filing a complaint against Bibicoff & Associates, and Harvey A. Bibicoff, its primary shareholder and chief executive officer, alleging, among other things, breach of contract, rescission based upon fraud, breach of fiduciary duty and declaratory relief arising out of a consulting agreement entered into between defendants and our company. The complaint seeks damages according to proof at trial, rescission of the consulting agreement and restitution of all consideration received by defendants and a judicial declaration of the rights and liabilities of the parties. On December 6, 1999, defendants filed an answer to the complaint denying all material allegations contained therein. Defendants, together with five of our company's debenture holders and stockholders affiliated with defendants, concurrently filed a cross-complaint against our company and Michael Armani, who is a director and the President and Chief Executive Officer of our company, for damages and rescission based upon alleged misrepresentations, false promises, and non-disclosures by our company and Mr. Armani in connection with the cross-complainants' purchase of their interests in our company. The cross-complaint also contains breach of contract claims arising out of the consulting agreement between our company and certain of the defendants and purported oral contracts between our company and certain of the cross-complainants. Our company and Mr. Armani filed an answer to the cross-complaint denying all material allegations contained therein. The litigation is in its initial stages, and discovery has only recently commenced.


                                  LEGAL MATTERS

         Certain legal matters with respect to the legality of the shares offered pursuant to this prospectus will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been audited by BDO Seidman, LLP and by George F. Rombach, CPA, independent certified public accountants, to the extent and for the periods set forth in the respective reports of such firms contained in our Transition Report on Form 10-KSB for the nine months ended December 31, 1998. All such financial statements have been included in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

         Certain legal matters with respect to the legality of the shares offered hereby will be passed upon by Rutan & Tucker, LLP. Rutan & Tucker, LLP is the owner of 34,425 shares of common stock of our company, which shares are being registered for resale pursuant to this prospectus.

         Prior period financial statements incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been audited by George F. Rombach, CPA, independent certified public accountant, for the year ended March 31, 1998 and to the extent set forth in the report contained in our Transition Report on Form 10-KSB for the nine months ended December 31, 1998. As of January 3, 2000, Mr. Rombach was employed by our company. In connection with his employment, our company is obligated to issue to Mr. Rombach 60,000 shares of our common stock and options to purchase up to 100,000 shares of our common stock.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Restated and Amended Articles of Incorporation provide that the liability of our company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of our company for breach of a director's duties to our company or our shareholders except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;
(ii) for acts or omissions that a director believes to be contrary to the best interests of our company or our shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to our company or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to our company or our shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to our company or our shareholders; and (vi) for engaging in transactions described in the California Corporations Code or California case law which result in liability, or approving the same kinds of transactions.

         The Restated and Amended Articles of Incorporation also provide that our company is authorized to provide indemnification to its agents, as defined in Section 317 of the California Corporations Code, through our Restated and Amended Bylaws or through agreements with such agents or both, for breach of duty to our company and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

         Our Restated and Amended Bylaws provide for indemnification of our officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. In all cases where indemnification is permitted by the Restated and Amended Bylaws, a determination to indemnify such person must be made when ordered by a court and must be made in a specific case upon a determination that indemnification is required or proper in the circumstances. Such determination must be made: (a) by our Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding which is the subject of the request for indemnification, or (b) if such a quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by a majority of the shareholders.

         To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Certain of the selling security holders and our company each have agreed to indemnify the other and their respective officers, directors and other controlling persons against certain liabilities in connection with this registration, including liabilities under the Securities Act, and to contribute to payments such persons may be required to make in respect thereof. The obligation of certain of the selling security holders that have agreed to indemnify our company is limited to an amount equal to the proceeds such selling security holder receives from the sale of shares of our common stock pursuant to this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only when it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                            ------------------------

                                TABLE OF CONTENTS
                                                                      PAGE
                                                                      ----

Available Information.................................................. 2
Incorporation of Certain Documents
  By Reference......................................................... 3
Risk Factors........................................................... 4
Forward-Looking Statements............................................. 10
Resales of Shares Covered by this
  Prospectus........................................................... 10
Use of Proceeds........................................................ 10
Selling Security Holders............................................... 12
Plan of Distribution................................................... 16
Legal Proceedings...................................................... 17
Legal Matters.......................................................... 17
Experts................................................................ 17
Interest of Named Experts and Counsel.................................. 17
Indemnification of Directors and Officers.............................. 18


                            ------------------------


                                4,218,600 Shares





                             TELENETICS CORPORATION





                                  COMMON STOCK





                                -----------------
                                   PROSPECTUS
                                -----------------





                                              , 2000

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

         SEC registration fee............................    $  5,190
         NASD filing fee.................................           0
         Printing and engraving expenses.................        *
         Legal fees and expenses.........................        *
         Blue Sky fees and expenses......................        *
         Accounting fees and expenses....................        *
         Miscellaneous...................................        *
                                                             ----------
             Total.......................................    $   *

All of the above expenses will be paid by the Registrant.

* To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Restated and Amended Articles of Incorporation limit, to the maximum extent permitted by California law, the personal liability of directors for monetary damages in an action brought by or in the right of the Registrant for breach of a director's duties to the Registrant or its shareholders, except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper personal benefit; (iv) for acts or omission that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders; and (vi) for engaging in transactions described in the California Corporations Code or California case law which result in liability, or approving the same kinds of transactions.

         The Registrant's Restated and Amended Articles of Incorporation also authorize the Registrant to provide indemnification to its agents, as defined in
Section 317 of the California Corporations Code, through the Registrant's Restated and Amended Bylaws or through agreements with such agents or both, for breach of duty to the Registrant and its shareholders, in excess of the indemnification to agents or both, for breach of duty to the Registrant and its shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

         The Registrant's Restated and Amended Bylaws provide for indemnification of the Registrant's officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law.

         Certain of the selling security holders and the Registrant each have agreed to indemnify the other and their respective officers, directors and other controlling persons against certain liabilities in connection with this registration, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments such persons may be required to make in respect thereof. The obligation of certain of the selling security holders that have agreed to indemnify the Registrant is limited to an amount equal to the proceeds such selling security holder receives from the sale of shares of common stock pursuant to this registration.

ITEM 16.  EXHIBITS.

EXHIBIT NO.                DESCRIPTION
-----------                -----------


4.1 Stock Purchase Agreement dated as of January 7, 2000 by and among the Registrant, Edward L. Didion, John D. McLean, William C. Saunders and Terry S. Parker (1)

4.2 Non-Qualified Stock Option dated January 7, 2000 issued by the Registrant to Saunders & Parker, Inc. (1)

4.3 Form of Common Stock Purchase Warrant issued by the Registrant in connection with the making of 10% Subordinated Unsecured Promissory Notes due 2001

4.4 Form of Certificate for Common Stock Purchase Warrants issued by the Registrant in connection with the making of 10% Subordinated Unsecured Promissory Notes due 2000 (2)

4.5 Non-Qualified Stock Option dated January 7, 2000 issued by the Registrant to Edward L. Didion (1)

4.6 Non-Qualified Stock Option dated October 26, 1999 issued by the Registrant to Interfirst Capital Corporation (3)

4.7 Non-Qualified Stock Option dated June 30, 1999 made by the Registrant in favor of Frank R. Ribelin

4.8 Non-Qualified Stock Option dated January 7, 2000 issued by the Registrant to John D. McLean (1)

4.9 Non-Qualified Stock Option dated January 7, 2000 issued by the Registrant to T. Keith Odom (1)

4.10 Non-Qualified Stock Option dated as of August 2, 1999 issued by the Registrant to Drew Lance (3)

4.11 Non-Qualified Stock Option dated as of August 1, 1999 issued by the Registrant to Robert W. Way (3)

4.12 Non-Qualified Stock Option dated as of November 2, 1998 issued by the Registrant to Mikko J. Oijala (3)

4.13 Non-Qualified Stock Option dated as of October 12, 1998 issued by the Registrant to Robert W. Frankland (3)

4.14 Non-Qualified Stock Option dated as of July 9, 1997 issued by the Registrant to Ferdinand J. Pirnat, Jr. (3)

4.15 Non-Qualified Stock Option dated as of July 6, 1999 issued by the Registrant to James G. Gaston (3)

4.16 Non-Qualified Stock Option dated as of September 24, 1999 issued by the Registrant to Donald E. Johnson (3)

4.17 Registration Rights Agreement dated January 7, 2000 between the Registrant and Edward L. Didion (1)

4.18 Registration Rights Agreement dated January 7, 2000 between the Registrant and John D. McLean (1)

4.19 Registration Rights Agreement dated January 7, 2000 between the Registrant and Saunders & Parker, Inc. (1)

4.20 Registration Rights Agreement dated January 7, 2000 between the Registrant and T. Keith Odom (1)

4.21 Registration Rights Agreement dated January 7, 2000 between the Registrant and Terry S. Parker (1)

4.22 Registration Rights Agreement dated January 7, 2000 between the Registrant and William C. Saunders (1)

4.23 Non-Qualified Stock Option dated as of November 8, 1999 issued by the Registrant to Arnold Poliskin (3)

5.1      Opinion of Rutan & Tucker, LLP (3)

23.1     Consent of BDO Seidman, LLP, independent certified public accountants

23.2 Consent of George F. Rombach, CPA, independent certified public accountant

23.3     Consent of Rutan & Tucker, LLP (contained in the opinion included in
         Exhibit 5.1)(3)

--------------

(1) Filed as an exhibit to the Registrant's Form 8-K filed with the Commission on January 21, 2000 and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Amendment No. 1 to Form S-3 filed with the Commission on November 24, 1999 (Registration No. 333-84125) and incorporated herein by reference.

(3)      To be filed by amendment.


ITEM 17. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(c)      The undersigned Registrant hereby undertakes that it will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, as of January 28, 2000.

                                   TELENETICS CORPORATION


                                    By: /S/ MICHAEL A. ARMANI
                                       -----------------------------------------
                                       Michael A. Armani, President and Chief
                                       Executive Officer


                               POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Michael A. Armani and David L. Stone, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfuly do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities as of January 28, 2000.


        SIGNATURE                      TITLE                           DATE
        ---------                      -----                           ----
/S/ MICHAEL A. ARMANI              President, Chief               January 28, 2000
-----------------------------      Executive Officer,
Michael A. Armani                  Chairman of the Board
                                   and Director (Principal
                                   Executive Officer)


/S/ DAVID L. STONE                 Chief Financial Officer and    January 28, 2000
-----------------------------      Secretary (Principal
David L. Stone                     Financial and Principal
                                   Accounting Officer)


/S/ SHALA SHASHANI                 Director                       January 28, 2000
-----------------------------
Shala Shashani


/S/ GEORGE LEVY                    Director                       January 28, 2000
-----------------------------
George Levy


/S/ EDMUND P. FINAMORE             Director                       January 28, 2000
-----------------------------
Edmund P. Finamore


/S/ THOMAS POVINELLI               Director                       January 28, 2000
-----------------------------
Thomas Povinelli


                                  EXHIBIT INDEX


EXHIBIT
  NO.                              DESCRIPTION
  ---                              -----------

4.3 Form of Common Stock Purchase Warrant issued by the Registrant in connection with the making of 10% Subordinated Unsecured Promissory Notes due 2001

4.7 Non-Qualified Stock Option dated June 30, 1999 made by the Registrant in favor of Frank R. Ribelin

23.1     Consent of BDO Seidman, LLP, independent certified public accountants

23.2 Consent of George F. Rombach, CPA, independent certified public accountant